FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson President and Chief Financial Officer
Phone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES THIRD QUARTER 2013 EARNINGS AND
BOARD AUTHORIZATION OF STOCK REPURCHASE PLAN

LaPorte, Indiana, October 24, 2013 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq: LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), today announced its Board of Directors approved a plan to repurchase up to 5%, or 310,809 shares, of the Company’s common stock. The repurchases may be carried out through open market purchases, block trades, and negotiated private transactions. Open market purchases are intended to be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities Exchange Act of 1934. In addition, the Company may enter into an agreement to have its shares repurchased pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. The common stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, trading price of the stock, alternative uses for capital, and the Company’s financial performance. Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc., stated “The Board of Directors is committed to creating sustained long-term shareholder value and will continue to deploy our capital in a thoughtful and disciplined fashion.”

The Company also announced today that its reported net income totaled $868,000, or $0.15 per diluted share, for the three months ended September 30, 2013 versus $1.4 million, or $0.23 per diluted share, for the comparable period of 2012. Net income for the nine months ended September 30, 2013 totaled $3.1 million, or $0.53 per diluted share, compared to net income of $3.3 million, or $0.56 per diluted share, for the nine months ended September 30, 2012.

Brady added, “The Company demonstrated another quarter of solid earnings during the third quarter of 2013 although interest margin compression and declines in mortgage banking activity continue to impact our operations. We continue to manage the impact that the current interest rate environment is having on our financial results.”

“The impact of the decline in residential mortgage refinance activity has been a concern throughout 2013, and a greater emphasis has been placed on growing our purchase business. In September, we opened a mortgage loan production office in St. Joseph, Michigan, and were successful in adding an experienced mortgage team whose concentration has been in the purchase market,” continued Brady. “The St. Joseph location is within a 50 mile radius of La Porte and was chosen not only for the team’s market experience but also for the market demographics. We anticipate that this office will positively impact mortgage originations in the future and plan on adding another experienced loan originator in that market by the end of the year.”

“We are also pleased to report growth in our commercial lending portfolio of $5.7 million, or 4.9%, during the third quarter of 2013 as compared to the previous linked quarter. The growth was primarily related to new multifamily commercial lending relationships. We are starting to see encouraging results from our commercial lending team,” Brady added.

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The following table is a summary of the Company’s consolidated net income for the three months ended September 30, 2013 and 2012.

	Three Months Ended September 30,
	2013	2012	$ Change	% Change
	(Unaudited) (Dollars in thousands)
Interest income	$4,282	$5,096	$(814)	(16.0)%
Interest expense	855	1,070	(215)	(20.1)
Net interest income	3,427	4,026	(599)	(14.9)
Provision for loan losses	100	353	(253)	(71.7)
Net interest income after provision for loan losses	3,327	3,673	(346)	(9.4)
Noninterest income	635	1,097	(462)	(42.1)
Noninterest expense	2,895	2,803	92	3.3
Income before income tax expense	1,067	1,967	(900)	(45.8)
Income tax expense	199	596	(397)	(66.6)
Net income	$868	$1,371	$(503)	(36.7)

The following table sets forth the average balance sheet, average annualized yield and cost, and certain other information for the three months ended September 30, 2013 and 2012. No tax-equivalent yield adjustments were made. All average balances are daily average balances. Nonaccrual loans were included in the computation of average balances but have been reflected in the table as loans carrying a zero yield. The annualized yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or expense.

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	For the Three Months Ended September 30,
	2013			2012
	Average Outstanding Balance	Interest	Yield/Cost	Average Outstanding Balance	Interest	Yield/Cost
	(Unaudited) (Dollars in thousands)
Assets:
Loans	$259,627	$3,374	5.20%	$301,079	$4,227	5.62%
Taxable securities	114,761	489	1.70	84,591	491	2.32
Tax exempt securities	43,844	364	3.32	38,476	339	3.52
Federal Home Loan Bank of Indianapolis stock	3,817	33	3.46	3,817	28	2.93
Fed funds sold and other interest-earning deposits	18,546	22	0.47	8,759	11	0.50
Total interest-earning assets	440,595	4,282	3.89	436,722	5,096	4.67
Noninterest-earning assets	42,827			40,071
Total assets	$483,422			$476,793

Liabilities and equity:
Savings deposits	$60,010	$8	0.05%	$61,138	$7	0.05%
Money market/NOW accounts	117,931	99	0.34	110,792	123	0.44
CDs and IRAs	108,663	425	1.56	133,350	551	1.65
Total interest bearing deposits	286,604	532	0.74	305,280	681	0.89
FHLB advances	51,892	251	1.93	56,271	318	2.26
Subordinated debentures	5,155	71	5.51	5,155	71	5.51
FDIC guaranteed unsecured borrowings	—	—	—	—	—	—
Other secured borrowings	637	1	0.63	310	—	—
Total interest-bearing liabilities	344,288	855	0.99	367,016	1,070	1.17
Noninterest-bearing demand deposits	50,999			45,416
Other liabilities	5,429			5,895
Total liabilities	400,716			418,327
Equity	82,706			58,466
Total liabilities and equity	$483,422			$476,793

Net interest income		$3,427			$4,026
Net interest rate spread			2.89%			3.50%
Net interest-earning assets	$96,307			$69,706
Net interest margin			3.11%			3.69%
Average interest-earning assets to interest-bearing liabilities			127.97%			118.99%

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Net interest income decreased $599,000, or 14.9%, to $3.4 million for the three months ended September 30, 2013 from $4.0 million for the prior year period. Net interest margin decreased to 3.11% for the three months ended September 30, 2013 compared to 3.69% for the prior year period. The decrease in the net interest margin was primarily attributable to a decrease in interest income on loans of $853,000 due to the low interest rate environment, as well as a decrease in average outstanding loan balances over the same time period. This decrease in loan interest income was partially offset by a decrease in interest expense on deposits and borrowings totaling $215,000. “Our margin continues to be pressured by lower rates on loans and investments, which is consistent with margin pressure throughout the industry as interest rates remain low and higher levels of liquidity continue,” noted Brady. “During the third quarter of 2013, we utilized excess liquidity to purchase $15.5 million in new investment securities when rates jumped and the yield curve steepened. We anticipate that the positive impact on our margin will be more evident during the fourth quarter and into 2014.”

Interest income decreased $814,000, or 16.0%, to $4.3 million for the three months ended September 30, 2013 compared to $5.1 million for the prior year period. Interest expense decreased $215,000, or 20.1%, to $855,000 for the three months ended September 30, 2013 compared to $1.1 million for the prior year period. Interest and fee income on the mortgage warehouse loans decreased $458,000 when compared to the prior year period primarily due to a decrease in both the average outstanding balances and the average yield on such loans. The third quarter of 2013 was impacted by the industry-wide decrease in mortgage loan originations and refinances. In addition, interest and fee income from commercial real estate loans and residential mortgage loans held in portfolio decreased $118,000 and $119,000, respectively, for the three months ended September 30, 2013 when compared to the prior year period due to decreases in the average outstanding balances and the average yield of such loans. Brady noted, “As previously noted, we experienced growth in commercial loans during the third quarter of 2013 from the second quarter of 2013. In addition, we have also seen an increase in consumer loans, primarily automobile loans, during the same time frame. Since much of this loan growth occurred at the end of the quarter, we anticipate that the fourth quarter of 2013 will realize the full benefits of these new originations.”
Noninterest income decreased $462,000, or 42.1%, to $635,000 for the three months ended September 30, 2013 from $1.1 million for the prior year period. The primary reason for the decrease in noninterest income was due to a $325,000 decrease in gain on mortgage banking activities as mortgage interest rates began to rise during the beginning of the third quarter of 2013 which slowed refinance activity. Our net gains on sales of securities decreased $117,000 for the three months ended September 30, 2013 when compared to the prior year period due to fewer sales when compared to the prior year period. In addition, other income decreased $158,000 for the three months ended September 30, 2013 compared to the prior year period primarily due to $141,000 of gains realized on the call of certain brokered deposits during the 2012 period.
Noninterest expense for the three months ended September 30, 2013 increased $92,000, or 3.3%, to $2.9 million compared to $2.8 million for the prior year period. This increase in noninterest expense was primarily due to an increase in salaries and wages expense primarily due to an increase in the officer bonus accrual compared to the prior year period, in addition to normal annual merit pay increases. The release of additional unearned ESOP shares purchased through our second step conversion completed in the fourth quarter of 2012 also contributed to the increase in salaries and wages expense during the third quarter of 2013. Partially offsetting these increases was a decrease in commission expense due to the lower volume of mortgage loan production.

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The following table is a summary of the Company’s consolidated net income for the nine months ended September 30, 2013 and 2012.

	Nine Months Ended September 30,
	2013	2012	$ Change	% Change
	(Unaudited) (Dollars in thousands)
Interest income	$13,139	$14,969	$(1,830)	(12.2)%
Interest expense	2,579	3,440	(861)	(25.0)
Net interest income	10,560	11,529	(969)	(8.4)
Provision for loan losses	206	884	(678)	(76.7)
Net interest income after provision for loan losses	10,354	10,645	(291)	(2.7)
Noninterest income	2,442	2,378	64	2.7
Noninterest expense	8,803	8,538	265	3.1
Income before income tax expense	3,993	4,485	(492)	(11.0)
Income tax expense	888	1,145	(257)	(22.4)
Net income	$3,105	$3,340	$(235)	(7.0)

The following table sets forth the average balance sheet, average annualized yield and cost and certain other information for the nine months ended September 30, 2013 and 2012. No tax-equivalent yield adjustments were made. All average balances are daily average balances. Nonaccrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The annualized yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

LaPorte Bancorp, Inc. - Page 6

	For the Nine Months Ended September 30,
	2013			2012
	Average Outstanding Balance	Interest	Yield/Cost	Average Outstanding Balance	Interest	Yield/Cost
	(Unaudited) (Dollars in thousands)
Assets:
Loans	$267,140	$10,492	5.24%	$292,324	$12,335	5.63%
Taxable securities	104,189	1,419	1.82	87,086	1,491	2.28
Tax exempt securities	42,250	1,059	3.34	37,733	1,034	3.65
Federal Home Loan Bank of Indianapolis stock	3,817	100	3.49	3,817	83	2.90
Fed funds sold and other interest-earning deposits	21,342	69	0.43	7,841	26	0.44
Total interest-earning assets	438,738	13,139	3.99	428,801	14,969	4.65
Noninterest-earning assets	41,067			40,071
Total assets	$479,805			$468,872

Liabilities and equity:
Savings deposits	$58,682	24	0.05%	$55,365	21	0.05%
Money market/NOW accounts	116,728	303	0.35	105,650	364	0.46
CDs and IRAs	112,513	1,331	1.58	138,666	1,852	1.78
Total interest bearing deposits	287,923	1,658	0.77	299,681	2,237	1.00
FHLB advances	46,251	709	2.04	57,526	953	2.21
Subordinated debentures	5,155	210	5.43	5,155	211	5.46
FDIC guaranteed unsecured borrowings	—	—	—	818	37	6.03
Other secured borrowings	399	2	0.67	313	2	0.85
Total interest-bearing liabilities	339,728	2,579	1.01	363,493	3,440	1.26
Noninterest-bearing demand deposits	50,678			42,177
Other liabilities	5,516			5,872
Total liabilities	395,922			411,542
Equity	83,883			57,330
Total liabilities and equity	$479,805			$468,872

Net interest income		$10,560			$11,529
Net interest rate spread			2.98%			3.39%
Net interest-earning assets	$99,010			$65,308
Net interest margin			3.21%			3.58%
Average interest-earning assets to interest-bearing liabilities			129.14%			117.97%

Net interest income decreased $969,000, or 8.4%, to $10.6 million for the nine months ended September 30, 2013 from $11.5 million for the prior year period. Net interest margin decreased to 3.21% for the nine months ended September 30, 2013 compared to 3.58% for the prior year period. The decrease in the net interest margin was partially due to a decrease in interest income on loans of $1.8 million due to the low interest rate environment, as well as an 8.6% decrease in average outstanding loan balances over the same time period. This decrease in loan interest income was partially offset by a decrease in interest expense on deposits and borrowings totaling $861,000.

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Interest income decreased $1.8 million, or 12.2%, to $13.1 million for the nine months ended September 30, 2013 compared to $15.0 million for the prior year period. Interest expense decreased $861,000, or 25.0%, to $2.6 million for the nine months ended September 30, 2013 compared to $3.4 million for the prior year period. Interest and fee income on mortgage warehouse loans decreased $547,000 when compared to the prior year period primarily due to a decrease in both the average outstanding balances and the average yield on such loans. The third quarter of 2013 was impacted by the industry-wide decrease in mortgage originations and refinances. In addition, interest and fee income from commercial real estate loans and residential mortgage loans held in portfolio decreased $404,000 and $445,000, respectively, for the nine months ended September 30, 2013 when compared to the prior year period due to decreases in the average outstanding balances and the average yield of such loans.

Noninterest income remained relatively stable at $2.4 million for the nine months ended September 30, 2013 and 2012. Noninterest income was favorably impacted by a $176,000 increase in net gains on sales of securities combined with a decrease in net losses on other assets of $153,000 due to lower write downs recorded on other real estate owned properties for the nine months ended September 30, 2013 when compared to the prior year period. Loan servicing fees increased $100,000 for the nine months ended September 30, 2013 when compared to the prior year period due to recent increases in mortgage interest rates which reduced the provision for the valuation allowance required during 2013. Partially offsetting these increases in noninterest income was a decrease of $238,000 in gains on mortgage banking activities due to a decrease in refinance and purchase activity as mortgage rates increased at the beginning of the third quarter of 2013. In addition, other income decreased $141,000 during the nine months ended September 30, 2013 when compared to the prior year period due to gains realized in 2012 on the call of certain brokered deposits.

Noninterest expense for the nine months ended September 30, 2013 increased $265,000, or 3.1%, to $8.8 million compared to $8.5 million for the prior year period. This increase in noninterest expense was primarily due to an increase in salaries and wages expense of $189,000 for the nine months ended September 30, 2013 when compared to the prior year period due to an increase in the officer bonus accrual compared to the prior year period, normal annual merit pay increases, and increased expense related to the release of additional unearned ESOP shares which were purchased through our second step conversion completed during the fourth quarter of 2012. The increase in salaries and wages expense was partially offset by a decrease in commission expense due to lower volume of mortgage loan production and an increase in deferred lending costs from new loan originations during the nine months ended September 30, 2013 when compared to the prior year period. Data processing expense increased $71,000 for the nine months ended September 30, 2013 when compared to the prior year period due to processing expenses related to the establishment of a real estate investment trust and annual fees related to the Bank’s mobile banking service. The real estate investment trust company was established in January 2013 and the Bank’s mobile banking service was implemented beginning in June 2012.

Asset quality metrics continued to improve during the first nine months of 2013. Total nonperforming loans decreased $2.3 million, or 27.5%, to $6.1 million at September 30, 2013 compared to $8.4 million at December 31, 2012. At September 30, 2013, nonperforming loans to total loans ratio decreased to 2.18% from 2.63% at December 31, 2012. Total nonperforming assets decreased $1.6 million, or 17.1%, to $7.7 million at September 30, 2013 from $9.3 million at December 31, 2012. At September 30, 2013, nonperforming assets to total assets ratio decreased to 1.54% from 1.88% at December 31, 2012. The allowance for loan losses to nonperforming loans increased to 69.7% at September 30, 2013 compared to 51.5% at December 31, 2012.

Provision for loan losses for the three months ended September 30, 2013 decreased to $100,000 from $353,000 for the prior year period. For the nine months ended September 30, 2013, provision for loan losses decreased to $206,000 from $884,000 for the prior year period. The decrease in provision amounts for both time periods was primarily due

LaPorte Bancorp, Inc. - Page 8

to a decrease in the total outstanding gross loan balances when compared to December 31, 2012 and a continued improvement in asset quality metrics. Gross loans decreased, $40.2 million, or 12.6%, to $277.8 million at September 30, 2013 compared to $318.0 million at December 31, 2012. The provision amounts recorded reflect management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is impacted by various trends, including nonperforming loans, classified assets, charge-off ratios, delinquencies, and current economic conditions. The allowance for loan losses to total loans ratio increased to 1.52% at September 30, 2013 compared to 1.35% at December 31, 2012. The increase in the allowance for loan losses to total loans ratio was due to both the decrease in gross loans and an increase in specific reserve allocations of $417,000 when comparing balances at September 30, 2013 to December 31, 2012.

Total assets at September 30, 2013 increased $6.9 million, or 1.4%, to $499.6 million compared to $492.8 million at December 31, 2012. Total deposits at September 30, 2013 decreased $13.5 million, or 3.9%, to $335.4 million from $349.0 million at December 31, 2012 due to a decrease in customer time deposits of $17.8 million which were partially offset by increases in interest-bearing checking and savings accounts. Total shareholders’ equity decreased $654,000 to $83.4 million at September 30, 2013, compared to $84.1 million at December 31, 2012 primarily due to a $3.4 million decrease in accumulated other comprehensive income as unrealized securities gains decreased as a result of the increase in interest rates during the third quarter of 2013. This decrease was partially offset by a $2.4 million increase in retained earnings. At September 30, 2013, the Bank was considered well capitalized and exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 14.2%, 20.0%, and 21.2%, respectively.

LaPorte Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions in Northwest Indiana. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.laportesavingsbank.com under Investor Relations. All information at and for the periods ended September 30, 2013 and 2012 has been derived from unaudited financial information.

LaPorte Bancorp, Inc. - Page 9

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios
(Unaudited)
(Dollars in thousands)

	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Balance Sheet Data
Total assets	$499,639	$486,221	$484,248	$492,755	$485,138
Cash and cash equivalents	7,344	11,758	4,704	6,857	7,429
Interest-earning time deposits in other financial institutions	7,631	7,631	7,876	7,141	3,430
Investment securities	167,709	152,739	139,097	125,620	121,682
Federal Home Loan Bank stock	3,817	3,817	3,817	3,817	3,817
Loans held for sale, at fair value	408	2,007	2,296	1,155	1,917
Loans, gross	277,836	274,153	295,727	318,000	316,149
Allowance for loan losses	4,227	4,237	4,220	4,308	4,305
Deposits	335,447	343,148	340,526	348,970	363,394
Federal Home Loan Bank of Indianapolis advances	69,990	50,023	47,712	49,009	51,711
Other borrowings	5,555	5,155	6,155	5,155	5,155
Shareholders’ equity	83,401	82,855	84,611	84,055	59,311

Credit Quality
Total nonperforming assets	$7,679	$7,706	$9,133	$9,260	$9,026
Total nonperforming loans	6,062	6,276	7,813	8,358	8,182

Asset Quality Ratios
Nonperforming assets to total assets	1.54%	1.58%	1.89%	1.88%	1.86%
Nonperforming loans to total loans	2.18	2.29	2.64	2.63	2.59
Allowance for loan losses to nonperforming loans	69.73	67.52	54.01	51.54	52.62
Allowance for loan losses to total loans	1.52	1.55	1.43	1.35	1.36
Net charge-offs to average loans outstanding (QTD annualized)	0.17	0.13	0.13	0.20	0.42

LaPorte Bancorp, Inc. - Page 10

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Income Statement Data
Interest income	$4,282	$4,417	$4,440	$4,863	$5,096
Interest expense	855	850	874	952	1,070
Net interest income	3,427	3,567	3,566	3,911	4,026
Provision for loan losses	100	103	3	153	353
Net interest income after provision for loan losses	3,327	3,464	3,563	3,758	3,673
Noninterest income	635	901	906	782	1,097
Noninterest expense	2,895	2,861	3,047	3,244	2,803
Income before income tax expense	1,067	1,504	1,422	1,296	1,967
Income tax expense	199	355	334	351	596
Net income	$868	$1,149	$1,088	$945	$1,371

Net income per share:
Basic	$0.15	$0.20	$0.19	$0.16	$0.23
Diluted	0.15	0.20	0.19	0.16	0.23

Book value per share	$13.42	$13.35	$13.64	$13.55	$9.65
Tangible book value per share	12.01	11.94	12.22	12.13	8.21

Return on average assets (QTD annualized)	0.72%	0.94%	0.92%	0.79%	1.15%
Return on average equity (QTD annualized)	4.20	5.30	5.17	4.97	9.38
Net interest margin (QTD annualized)	3.11	3.26	3.27	3.54	3.69
Efficiency ratio	71.27	66.09	68.12	69.12	54.73

LaPorte Bancorp, Inc. - Page 11

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios
(Unaudited)
(Dollars in thousands)

	September 30, 2013	December 31, 2012
Nonaccrual loans:
Real estate:
One- to four-family	$1,530	$1,831
Commercial	820	2,642
Land	3,403	2,985
Total real estate	5,753	7,458
Consumer and other loans:
Home equity	36	53
Automobile and other	3	5
Total consumer and other loans	39	58
Total nonaccruing troubled debt restructured	270	842
Total nonaccrual loans	6,062	8,358

Loans greater than 90 days delinquent and still accruing	—	—

Total nonperforming loans	6,062	8,358

Foreclosed assets:
One- to four-family	490	133
Commercial	834	384
Land	293	385
Total foreclosed assets	1,617	902

Total nonperforming assets	$7,679	$9,260

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.